RXHIBIT 23.1





            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-00000) of NetWolves Corporation for the registration of 14,148,333 shares of its common stock and to the incorporation by reference therein of our report dated September 25, 2003, with respect to the consolidated financial statements and schedule of NetWolves Corporation at June 30, 2003 and 2002 and for the years then ended included in its Annual Report (Form 10-K) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

                               /s/ Ernst & Young LLP

Tampa, FL
June 3, 2004